Exhibit 99.2
PARTICIPANTS

Corporate Participants
Jack Jancin – Senior Vice President - Corporate Business Development, Helen of Troy Ltd.
Julien R. Mininberg – Chief Executive Officer & Director, Helen of Troy Ltd.
Matthew J. Osberg – Chief Financial Officer, Helen of Troy Ltd.

Other Participants
Bob J. Labick – Analyst, CJS Securities, Inc.
Rupesh Parikh – Analyst, Oppenheimer & Co., Inc.
Linda Bolton Weiser – Analyst, D. A. Davidson & Co.
Steven L. Marotta – Analyst, C.L. King & Associates, Inc.
Anthony C. Lebiedzinski – Analyst, Sidoti & Co. LLC

MANAGEMENT DISCUSSION SECTION
Operator: Greetings and welcome to the Helen of Troy Third Quarter 2022 Earnings Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

I would now like to turn the call over to Jack Jancin, Senior Vice President of Corporate Business Development. Thank you. You may begin.

Jack Jancin, Senior Vice President - Corporate Business Development, Helen of Troy Ltd.
Thank you, operator. Good morning, everyone, and welcome to Helen of Troy’s third quarter fiscal 2022 earnings conference call. The agenda for the call this morning is as follows. I’ll begin with a brief discussion of forward-looking statements. Mr. Julien Mininberg, the company’s CEO, will comment on the financial performance of the quarter and specific progress on our strategic initiatives. Then, Mr. Matt Osberg, the company’s CFO, will review the financials in more detail and comment on the company’s outlook for fiscal 2022. Following this, we will take questions you have for us today.

This conference call may contain certain forward-looking statements that are based on management’s current expectation with respect to future events or financial performance. Generally, the words anticipates, believes, expects, and other words similar are words identifying forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause the anticipated results to differ materially from the actual results.

This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other parties. The company cautions listeners not to place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the call over to Mr. Mininberg, I would like to inform all interested parties that a copy of today’s earnings release has been posted to the Investor Relations section of the company’s website at www.helenoftroy.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be obtained by selecting the Investor Relations tab on the company’s homepage and then Press Releases tab.

I will now turn the conference call over to Mr. Mininberg.

Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd.
Thank you, Jack. Good morning, everyone, and thank you for joining us. I’d like to wish everyone a happy, healthy, and prosperous 2022. During today’s call, I will review our third quarter results, provide perspective on the higher revenue and EPS outlook we announced earlier this morning, and update you on how we plan to use our strengths, our strategy, and our operational playbook to continue creating value in the back half of Phase II.

On a core basis for both the quarter and the year-to-date, we are pleased to report that we grew our sales and adjusted diluted earnings per share compared to the prior year period despite the especially difficult comparisons versus last year and this year’s major headwinds from broad scale inflation, supply chain disruptions, and the EPA matter.

We see this result as a strong testament to the power of our transformation flywheel, the quality of our diversified portfolio of Leadership Brands, the effectiveness of our inflation mitigation tactics, and the strength of our organization, as well as the power of our culture.

Looking specifically at our third quarter, all three business segments exceeded our expectations. We delivered consolidated core net sales growth on top of last year’s 37.1% third quarter increase and delivered core adjusted earnings per share growth on top of last year’s 21.1% third quarter lift. These results and the positive trends we see for our business in the fourth quarter allow us to now raise our top and bottom line outlook for the full fiscal year.

Strong consumer and retailer demand have helped drive double-digit core sales growth in Housewares and in Beauty. And in the third quarter, this came on top of their double-digit sales increases in the same period last year. While Health & Home declined, it too performed above our expectations due primarily to stronger than expected demand and faster than expected completion of rework for certain products impacted by the EPA matter.

Online sales declined approximately 7% in the quarter, reflecting similar channel trends to those we saw in the second quarter. Key drivers were the impact of the EPA matter and rebalancing of brick-and-mortar and online shopping habits compared to a year ago. Even with more of our sales in the brick-and-mortar channel this quarter, online represented 23% of total sales in the third quarter. Looking at our online sales on a two-year stack, our sales in the channel have grown approximately 24% since the third quarter of fiscal 2020.

Now, looking at bottom line performance, core adjusted EPS grew 3% on top of last year’s 21% increase despite the headwinds I mentioned. I’m very pleased by the excellence of execution across our organization as we work to mitigate those headwinds and deliver growth over the particularly tough comparison period.

Key component of that work has been making the tactics in our operational playbook successful. As discussed in prior calls, those include a strategic increase in inventory, leveraging of pre-negotiated sea freight container rates, several efficiency and cost control initiatives, and price increases. Our inventory position has proven to be important, providing a competitive advantage in addressing inflation, supply chain disruption, and increased demand from consumers and retailers.

Looking at capital deployment, on December 29, 2021, we acquired Osprey Packs, a highly respected pillar in the outdoor industry and a global leader in technical and everyday packs. We continue to put our balance sheet to work on selective and strategic M&A, which is important as a part of our Phase II transformation strategy.

The Osprey deal marks yet another major capital transaction so far in Phase II following the Drybar acquisition at the beginning of 2020, the Revlon license transaction at the end of 2020, and various opportunistic share repurchases. With these, and the previously announced new distribution center now under construction for Housewares, we have committed to deploy over $1.2 billion of capital during the first three years of Phase II. That’s more than what was deployed in all five years of Phase I combined.

Osprey will amplify our outdoor offerings. It will add an iconic ninth Leadership Brand that complements and diversifies our world-class portfolio, and it will add more critical mass to our flywheel. With more than half of its sales outside of the United States, the brand increases our international presence especially in EMEA and Asia Pacific, the two international regions where we are most focused.

We believe this acquisition is a classic story of two companies that are better together. Combining the talent, capabilities, authenticity and credibility of this proven outdoor pioneer with our global footprint and scalable global shared services creates opportunities for new efficiencies and new growth. We also believe there are attractive sales and marketing opportunities between Osprey, Hydro Flask, and the growing outdoors lineup for OXO, all of which serve like-minded consumers with premium products. On the financial side, we expect Osprey to be immediately accretive to nearly all of our key consolidated financial metrics.

I would now like to touch on the results of our business segments for the third quarter. Housewares had a very strong quarter posting net sales growth of 10.7% on top of 21.4% growth in the third quarter of last year. Both OXO and Hydro Flask delivered solid organic growth reflecting both domestic and international strength. Bath, storage, electrics and drinkware made healthy contributions to the quarterly growth. Hydro Flask’s especially strong growth in the quarter sweetened the mix, improving the margins for housewares.

Demand for OXO remains strong. As the coronavirus pandemic endures, consumers have settled into routines that continue to involve a lot more home cooking and a greater need to organize, clean and supply their households. We believe these habits are likely to remain sticky even after the pandemic. OXO continues to be a brand of choice for new and younger households who discovered the joys of cooking and nesting during the pandemic, as well as for more established households that have become familiar with even more of OXO’s exceptional products and the brand’s overall promise of “Better”.

Retailers responded to the strong POS strength by replenishing inventory and pulling forward buys in anticipation of supply chain delays. That strategic inventory position I mentioned earlier allowed us to meet that demand and contributed to OXO’s growth compared to some competitors who face delivery constraints and out of stocks. This appreciation of and the demand for the brand further improved OXO’s overall share performance as measured by third-party syndicated data in many of the US kitchen gadget categories that it competes in. Internationally, OXO also grew with particular strength in EMEA, in Latin America, and in Asia Pacific with new distribution in South Korea and in the Philippines.

Hydro Flask saw share growth and broad-based strength across brick-and-mortar as retailers increased orders after a much stronger back-to-school season to replenish POS momentum and to remain in stock ahead of the holiday season. Robust online sales also contributed to Hydro Flask’s growth particularly in the direct-to-consumer channel. We are pleased to report that the investments we have been making in DTC are paying off by allowing us to meet the much higher traffic and improved year-over-year conversion. Our improved online platform held up well to the pressure tests of record sales on Black Friday.

Internationally, Hydro Flask saw growth in all geographic regions, particularly in Canada. New product introductions beyond the bottle also contributed to growth, including Hydro Flask mugs in new sizes and insulated food jars in child and adult sizes. Concept of bringing the safety of home to offices and travel locations grow new demand for food storage and beverage bottles as some consumers went back to offices and schools and some increased their travel.

Turning to Beauty. On a core basis, sales grew 17.4% in the third quarter, a remarkable achievement considering core Beauty grew 77.7% in the third quarter of last year. Revlon, Drybar, and Hot Tools again led the growth in Beauty with demand increasing across all channels, driven by more activities such as social gatherings, back to office, and back to school. Our One-Step volumizers and our wavers continue to see exceptional demand, driven by increases in household penetration, further new product innovation, and expanded distribution.

As testament to the continued popularity of Revlon One-Step Volumizers, Amazon called them out along with Apple AirPods and Fire TV sticks as among the best-selling items driving their record sales during the critical period of Black Friday through Cyber Monday. Recent new product launches continue to extend the volumizer franchise and sweeten its mix, such as the recently launched Revlon PLUS, which brings new features at a higher price point.

Internationally, Beauty sales growth was even stronger, outpacing the overall segment with strength across Latin America, Canada and EMEA. As a result, international market shares for Beauty continue to grow in the markets where we have visibility to that shared name.

Drybar continued its momentum, driven by expanding product innovation, improvement in the brick-and-mortar channel, expanded distribution, and the reopening of salons and retail stores compared to the year-ago period. New product launches continue to generate incremental sales and new distribution of popular destinations like the new Ulta shops inside Target and the new Sephora shops inside Kohl’s are expanding the brand’s prestige position to a broader demographic. Third-party US syndicated data confirms the Drybar continues to gain share in both brick-and-mortar and online.

Hot Tools also continued its momentum, delighting consumers across the good, better, best spectrum and growing its market share with the expansion of Hot Tools from the professional channel to also include retail.

Turning to Health & Home, I want to start by providing a brief update on the EPA matter. As previously discussed, we have largely resolved the EPA’s concerns. Since returning to normalized shipping levels on PUR, we continue to reduce out of stocks and have seen major improvements in our US market share, which is now approaching pre-EPA levels.

I am pleased to report that as of the end of the third quarter, we returned to a more normalized level of shipping activity for key models and customers on our Honeywell air filtration products. The pace of rework has been faster than expected. We are on track to largely complete the rework on the remainder of the more than 4 million originally impacted items by the end of February. I would like to once again thank and acknowledge the hundreds of Helen of Troy associates, who are working tirelessly to help our business recover as quickly as possible.

Health & Home sales declined by 18.5% in the third quarter, again, ahead of our expectations. We faced a particularly tough comparison to the third quarter last year in which this segment grew approximately 35% behind COVID-driven demand for health-related products such as thermometers and air filtration products. As anticipated, we saw the adverse impact to air filtration products stemming from the impact of the EPA matter. Given the ups and downs of these categories over the past two years, it is helpful to look at Health & Home sales on a two-year stack.

The first nine months of fiscal 2022, which include the EPA impact, grew 10% compared to the first nine months of fiscal 2020. During the quarter, several areas of Health & Home grew, including humidification, water purification, fans, blood pressure monitors, pulse oximeters, and sinus products. As the traditional cough, cold and flu season started to ramp up, through the end of the third quarter, we saw incidence well ahead of last year’s record low and above historical averages.

Too early to tell when or at what level of incidence this year’s cough, cold and flu season will peak. The current trends indicate it is on track to be well above last year’s highly depressed outcome, yet likely below historical pre-COVID averages.

In thermometers, the overall market continues to normalize after the highly elevated COVID base of last year, but our US thermometer market share has grown as consumers continue to prefer our products. Importantly, our much stronger inventory position improved our ability to meet that preference. Given the gyrations of the overall thermometer market, thermometers are another area where it’s helpful to look at a two-year stack. That analysis shows our third quarter thermometer sales are up double-digit versus the same period two years ago.

Important to keep in mind that our Health & Home products are winning with consumers and recognized for their excellence. This shows up in our market shares, in the appeal of our new products, and in other measures such as design awards. Two of our Braun products were recently recognized by the influential 2022 German Design Award. One of our Braun No Touch + Forehead thermometers won an excellent product design gold award and our Braun Nasal Aspirator earned an excellent product design award in that same category.

I would like to move now to international. Doubling down on international is an important strategic choice in our Phase II strategy. We are on track for another strong year and remain ahead of the glide path we outlined in our 2019 Investor Day to create at least $100 million of incremental organic sales outside of the United States by the end of fiscal 2024.

Turning to our outlook, we are very pleased to be able to raise our top and bottom line expectations for the current fiscal year. We now expect to grow core net sales 2% to 3% over last year’s 25.1% increase, grow core adjusted diluted EPS 4.7% to 6.5% over last year’s 26.5% increase, and expand margins.

I am proud of the hard work across our organization to put us in a position to deliver fiscal year 2022 results in line with our Phase II average annual targets, a tremendous accomplishment. I’m also pleased that our playbook for managing inflation and supply chain disruption has helped us to mitigate more than $2.25 per share of headwinds from these factors this fiscal year.

Looking ahead, we see these same headwinds in fiscal 2023, so we are continuing to deploy that mitigation playbook. Our plans include carrying elevated inventory levels, new pre-negotiated sea freight container contracts, executing further efficiency improvements that we have identified, and some additional price increases beyond those we implemented on certain products during the third quarter.

The benefit from the price increases we already implemented are being realized in the second half of this fiscal year and into fiscal 2023. We expect to release our fiscal 2023 guidance in April as part of our fourth quarter increase (sic) [release].

Having concluded my remarks on the business, I would like to close with important news on progress towards our ESG objectives. As part of our efforts to minimize our impact on the environment, we finalized and submitted our company-wide emissions reduction targets to SBT, the Science Based Targets organization. This formalizes our commitment to work with other companies towards a net zero economy.

We have committed to reducing absolute Scope 1 and 2 greenhouse gas emissions by 46.2% and to reduce absolute Scope 3 greenhouse gas emissions by 42% by fiscal 2030. More than 90% of the greenhouse gas emissions occur through our suppliers and the consumer usage of our products. As such, our environmental efforts continue to be focused on designing products that are intended to be energy and resource efficient, including aligning with standards like ENERGY STAR where applicable, as well as continued collaboration with our suppliers to improve their energy and carbon efficiencies.

These targets have been approved by SBT. We will now be reporting our progress against them on an annual basis in our ESG reporting. This is important work and aligns with our purpose to Elevate Lives and Soar Together for all our stakeholders. I am also happy to report that our ESG scores from external evaluators continue to reflect our progress. As one example, ISS currently rates Helen of Troy in the third decile for environmental and in the top decile for both social and governance.

As we head into the final two months of fiscal 2022 and the back half of Phase II in fiscal 2023 and in fiscal 2024, we have a lot of positive momentum. Looking at our balance sheet, operational capability and the caliber of our organization, we are excited to continue driving our transformation.

For fiscal 2023 and the remainder of the back half of Phase II, we plan to combine that mitigation playbook with the rest of our proven strategy, which includes investing in our Leadership Brands, doubling down on international, creating efficiencies, and new capabilities through our global shared services platform, deploying capital accretively, and harnessing the excellence of our organization and culture.

As we have demonstrated this fiscal year and also in the past, Helen of Troy has a track record of delivering results in the face of obstacles. We have consistently performed in tough times like this fiscal year – like last year, when COVID first impacted every household and institution; and like the two years before that, when tariffs first emerged as a major cost challenge. Through all of these challenges and many more, we remain relentless in our focus on building our brands and executing our flywheel with excellence, and further elevating our high-performing organization and culture to deliver multiyear results that could lead to superior shareholder outcomes.

With that, I will now turn the call over to Matt.

Matt Osberg, Chief Financial Officer, Helen of Troy Ltd.
Thank you, Julien. Good morning, everyone, and Happy New Year. We are very pleased with our third quarter results, which exceeded our expectations on both the top and bottom line. During the third quarter, our Beauty and Housewares businesses saw a number of positive trends, including strong consumer demand, growth in international sales, and earlier than typical customer purchases as retailers accelerated orders into the third quarter to try to avoid supply chain disruptions during the holiday season.

The accelerated orders had a favorable impact on the third quarter of approximately $15 million in sales and $0.20 of adjusted diluted EPS. We also began to benefit from recent price increases, which are partially offsetting some of the inflationary cost impacts in the quarter.

Finally, as of the end of the third quarter, we have completed a significant amount of rework on the EPA-impacted inventory and have returned to more normalized levels of shipping activity for the vast majority of affected products. As a reminder, the Osprey acquisition closed after the end of the third quarter, therefore, there are no financial results related to that business included in our results.

Now, turning to our third quarter. Core business net sales increased 0.4%, driven by higher brick-and-mortar and online channel growth in our Beauty and Housewares segment. In addition to strong consumer demand, international growth, and earlier than typical customer holiday orders, we also benefited from higher sales in the club and closeout channels and the favorable comparative impact of COVID-19 reduced store traffic and a soft back-to-school season in the prior-year period.

Additionally, the pricing actions we implemented at the beginning of the quarter to mitigate rising freight and product costs also began to benefit us with further positive impact expected in the fourth quarter and into fiscal 2023. These factors were partially offset by a decrease in sales in Health & Home segment due to stronger COVID-19-driven demand for healthcare and healthy living products in the prior-year period, primarily in thermometry and air filtration, and the unfavorable impact on air filtration product sales as a result of the EPA matter.

Looking at gross profit margin, even factoring in the benefit of customer price increases, we still felt the impact of higher inbound freight expense, which was the key driver of the 1.3 percentage point decrease for the quarter.

Our SG&A ratio was 29.4%, 0.1 percentage points higher than the prior-year period, reflecting a higher personnel expense, unfavorable operating leverage, higher distribution expense, additional EPA compliance costs, and acquisition-related expense in connection with the Osprey transaction.

These factors were partially offset by lower royalty expense, reduced annual incentive compensation expense, lower marketing expense, lower amortization expense, a decrease in bad debt expense, and the favorable leverage impact of customer price increases related to rising freight and product costs.

GAAP operating income was $90 million or 14.4% of net sales revenue. On an adjusted basis, operating margin declined 0.6 percentage points to 17.0%, primarily due to the lower gross profit margin in the current period.

Income tax expense as a percentage of income before income tax was 12.9% compared to 14.0% for the same period last year. The year-over-year decrease in the effective tax rate was primarily due to increases in liabilities related to uncertain tax positions in the prior-year period, partially offset by shifts in the mix of income in our various tax jurisdictions.

Net income was $75.7 million or $3.10 per diluted share. Non-GAAP core adjusted diluted EPS increased 3% to $3.72 primarily due to higher operating income in the Housewares and Beauty segments, a decrease in the effective income tax rate, and lower weighted average diluted shares outstanding.

Looking at the first nine months of our fiscal year, we are very pleased with our results. On a core basis, we have been able to grow our net sales 5.5%. This is on top of growth of 27.9% recorded in the first nine months of fiscal 2021 and includes the unfavorable impact related to the EPA matter. We have also been able to increase core adjusted diluted EPS by 0.9% compared to fiscal 2021, which grew 37.2% over fiscal 2020 and includes the unfavorable impacts of both higher inflationary costs and the EPA matter. We believe these are very healthy outcomes given the challenges we have faced in fiscal 2022.

Now, moving on to our financial position and liquidity. Net cash provided by operating activities for the third quarter of fiscal 2022 was $53.3 million. For the nine-month period of fiscal 2022, net cash used by operating activities was $5.1 million compared to net cash provided by operating activities of $249.7 million in the prior year. A portion of the cash used by operating activities in the nine-month period in fiscal 2022 was to increase inventory to help mitigate rising supply chain costs and purchase high demand products ahead of the holiday season. We expect to further reduce our inventory levels by the end of fiscal 2022, but with our current inventory projections and the incremental inventory from the acquisition of Osprey, we now expect year-end inventory to be higher than where we ended fiscal 2021.

As we continue to sell down inventory, we also expect to see sequential improvement in our operating cash flow in the fourth quarter. Cash provided by investing activities for the first nine months of the fiscal year was $8.5 million due to the proceeds received from the sale of the Personal Care business, partially offset by the capital investments in land and initial construction expenditures associated with our new distribution center for the Housewares segment.

Total short and long-term debt was $447.5 million, a sequential decrease from $472.2 million at the end of the second quarter. Our net leverage ratio as defined in our debt agreements, which nets our cash and cash equivalents with our outstanding debt, was 1.3 times at the end of the third quarter, compared to 1.4 times at the end of the second quarter.

Now turning to our full-year outlook for fiscal 2022. Consistent with what we have done in previous quarters this fiscal year, my comments will focus on our operations on a core basis, which exclude the results of the entire personal care business in all periods in order to provide the best comparability between historical and future periods.

We are pleased to be able to increase our outlook for both sales and EPS for the fiscal year, reflecting the stronger than expected third quarter results. We are maintaining our expectations for the fourth quarter in line with our prior outlook, despite the impact of the retailer order pull forward into the third quarter and our current expectations of a lower than pre-COVID historical average cough, cold and flu season. We also saw a continued momentum of strong sales in December.

Our revised fiscal year outlook also includes approximately two months contribution from the Osprey acquisition, which is included in both our consolidated and core business results. We estimate the expected impact of the acquisition for the period from the December 29th, 2021 closing date to the end of fiscal 2022 to be approximately $20 million of net sales revenue and approximately $0.07 of adjusted diluted EPS, which reflects the typically lower seasonal sales and earnings for the business during this period.

Our revised outlook includes an improvement to the estimated unfavorable impact of the expected lost sales volume from the EPA matter. The sales revenue impact is now expected to be approximately $60 million and the adjusted diluted EPS impact is now expected to be approximately $0.30.

The improvement versus our previous outlook is primarily due to higher than expected shipping activity from water purification products in the third quarter. We do not expect a material impact from EPA matter on our fourth quarter results. We also continue to expect to be able to recover a portion of the fiscal 2022 lost sales and earnings in fiscal 2023.

We now expect consolidated net sales revenue in the range of $2.10 billion to $2.12 billion, which implies growth of flat to 1%. We also now expect core net sales revenue in the range of $2.06 billion to $2.08 billion, which implies growth of 2% to 3% and includes 3% of unfavorable impacts related to the EPA matter. Excluding the EPA matter, we expect core net sales revenue growth of 5% to 6%.

Our updated fiscal year net sales outlook reflects the following expectations by segment. Housewares’ net sales growth of 15% to 16%, Health & Home net sales decline of 20% to 19%, including 6.7% of decline related to the EPA matter. Beauty net sales growth of 13% to 14%, and Beauty Core net sales growth of 26% to 27%.

We expect consolidated GAAP diluted EPS of $8.25 to $8.59 and core diluted EPS of $8.08 to $8.42. We expect consolidated non-GAAP adjusted diluted EPS in the range of $11.73 to $11.93. And core adjusted diluted EPS in the range of $11.55 to $11.75, which excludes any acquisition-related expenses, EPA compliance costs, asset impairment charges, restructuring charges, tax reform, share-based compensation expense, and intangible asset amortization expense.

Our core adjusted diluted EPS expectation implies an increase of 4.7% to 6.5%, which includes 2.7% of unfavorable impact due to the EPA matter, implying expected year-over-year growth of 7.4% to 9.2% not including the impact of the EPA matter.

This updated EPS outlook includes the estimated unfavorable impact of year-over-year inflationary cost pressures of approximately $55 million to $60 million, or approximately $2.25 to $2.45 of adjusted diluted EPS. We believe we have mitigated much of these costs through a combination of improved product mix, price increases, forward buying of inventory to delay cost impacts, utilizing previously negotiated shipping contracts at rates below current market prices, and implementing other cost reduction initiatives.

We expect a fiscal 2022 core GAAP effective tax rate range of 12.8% to 13.8%, and a core adjusted effective tax rate range of 10.6% to 11.5%. Consistent with prior expectations, we do not expect a meaningful impact from currently proposed tax legislation changes in fiscal 2022.

We now expect capital asset expenditures of $85 million to $110 million for fiscal 2022, which includes expected initial expenditures related to our new distribution facility for the Housewares segment. We continue to expect the total cost of the new distribution center and equipment to be in the range of $200 million to $225 million spread over fiscal years 2022 and 2023.

In summary, on a core basis, including the impact of the EPA matter, our revised full-year outlook implies net sales growth of 2% to 3% on top of the 25.1% growth in fiscal 2021. Our revised full-year outlook for the Housewares segment implies net sales growth of 15% to 16% on top of 13.5% growth in the prior year.

Our Beauty segment core sales outlook implies net sales growth of 26% to 27%, on top of 39.5% growth in the prior year. And although Health & Home segment is forecasted to have a net sales decline of 20% to 19%, including the impact of the EPA matter, it grew 29.9% in the prior year. For adjusted diluted EPS on a core basis, including the impact of the EPA matter, our revised full-year outlook implies growth of 4.7% to 6.5% on top of growth of 26.5% in fiscal 2021.

Including the expected contribution of Osprey, the implied growth at the high end of our outlook range on a core basis is 2% for net sales and 6% for adjusted diluted EPS, only slightly below our long-term growth targets. Additionally, we expect to be able to expand core adjusted operating margin for the fiscal year by 30 to 50 basis points, ahead of our long-term growth targets. These results are quite an accomplishment when we consider the high base in fiscal 2021 and the fact that we will absorb over $2.50 of earnings per share related to inflationary cost increases and the EPA matter in the current fiscal year.

In fiscal 2022, our team has done an amazing job of navigating the high cost environment by utilizing all the tactics in our playbook, including the forward buying of inventory, which helped us defer some of the higher input costs out of the first half of fiscal 2022.

As we close in on the end of the fiscal year and look ahead to fiscal 2023, we are prepared to face the inflationary cost challenges ahead. In fiscal 2023, we expect a full-year of incremental inflationary cost pressures in excess of what we have estimated will impact us in fiscal 2022. We are currently in the middle of our fiscal 2023 budget process and are working hard to mitigate as much of the expected fiscal 2023 inflation as possible and to deliver core earnings growth.

We will also benefit in fiscal 2023 from the impact of the Osprey acquisition and our strong balance sheet, cash flow, and low leverage provide further opportunities to strategically deploy capital for shareholder return as we head into fiscal 2023 and beyond.

And with that, I’d like to turn it back to the operator for questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. We will now be conducting a question-and-answer session. [Operator Instructions] One moment, please, while we poll for your questions. Our first question comes from the line of Bob Labick with CJS Securities. Please proceed with your questions.

<Q - Bob J. Labick - CJS Securities, Inc.>: Good morning and congratulations on strong results and outlook.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Thanks. Good morning, Bob. Great to hear from you. Nice to be out of our quiet period.

<Q - Bob J. Labick - CJS Securities, Inc.>: Yes, it’s always fun. So, you gave us a nice – tons of details, but some nice details on international. I was hoping to dig a little further as it relates to pockets of strength or maybe – and if there is any lagging in international versus your Phase II goals and expectations. And then also wrap that in with Osprey, how does the acquisition help your international growth in other brands? I know how it impacts the percent of sales internationally, but how will it help other brands grow internationally as well?

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Sure. Yeah, international is a big deal. We’ve called it out a bunch of times as strategic for us given the double down on international focus for Phase II, there’s two very large projects in the company: one in Europe, one in Asia to drive that. And I think, yeah, everyone knows that, structurally, we’ve put a president in place almost two years ago to oversee those regional markets on top of what we had before. That’s yielding some pretty significant results.

And to your question about a little bit more color, what’s happening is that Beauty has gone from a laggard internationally that, frankly, wasn’t making money and didn’t have much presence to now a business that is on fire. It’s making a big growth, big money, big market share gains. The volumizer was the beginning of it, but now it’s expanded in all the same ways as the US. So, think of it as a year or so behind the US in terms of its trending.

And in the case of Health & Home, it continues to demonstrate excellence in Europe, and it’s always been strong in Asia. That said, the thermometer ups and downs make it tough, and so that’s why we called out the two-year stack to show that in total, but not just international, Health & Home up 10%, even with all the EPA stuff, just to give people some perspective because of all the volatility. And then on the Housewares side, the resurgence of housewares in Europe, including in the UK, a big deal. And like we called out expanded distribution, this time in Asia, especially in the Philippines and in South Korea for Housewares, which is really helping.

If you step back and look at the whole thing, what you’re getting is a business that’s adding significant margin on top of where it was, meaning international compared to the beginning of Phase II, and the result of that is a big desire to further invest and kind of lean into the strong, feed the strong, as they say. So, this is driving us to do more, and we’re already planning that for fiscal 2023 on top of what we did this year. And remember, in Q4 of last year, we put a big investment into Europe to prime the pump so to speak to get the results that we’re now reporting.

Then, lastly, on international, I would say that the acquisition stuff makes a big deal to your question. And on the acquisition, everyone knows on the call already that half of Osprey is outside the United States, plenty of that in Europe. And so, what it will do is it will accelerate our footprint in outdoors and open the possibility of many more doors that Osprey is already in. Hydro Flask and Osprey, we believe are a natural together. It’s one of these better together stories. And we think that the impact on Hydro Flask and Osprey and frankly Hydro Flask also to Osprey outdoors outside of the United States is an untapped synergy of the acquisition.

We also think that OXO, as it makes its own advances outdoors, has the potential to join that party because it’s the same consumer and, in some cases, the same customer. So, this is good news, too. And we’ve seen that especially in REI in the United States, and we intend to reapply them all. And in the case of Osprey’s capabilities, there’s just a lot of great people that we’re now meeting in person. Steady as she goes with the acquisition closed, and that gives us the chance to tap into their capabilities in Europe, in particular in Poole, England.

In Asia, based out of their Vietnam organization, and that Vietnam organization also has the capability to add soft goods know-how and a Southeast Asia beachhead for us faster across other parts of Helen of Troy. In Latin America, we haven’t turned the rock over quite as much yet, so I don’t have as much to say in that region. And in Canada, we manage more collectively as part of North America.

<Q - Bob J. Labick - CJS Securities, Inc.>: Okay. Great. That’s super helpful. Thanks. And then just for my follow-up/second question. I was wondering if you could talk about what changes in consumer behavior have emerged from the pandemic that have created opportunities and new products for Helen of Troy and for your brands, and how does the fiscal 2023 new product development stack up versus prior years?

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. We’re consumercentric, so I love this question, and we spend a lot of time staying close to the consumer. As we said in our prepared remarks, there is a nesting behavior that we have seen has been pretty sticky. And I say that because even during the brief intervals between Delta and Omicron, you saw the results that we were able to put up during that period of time. So, we’ve seen consumers sort of rediscover the joys of home, so to speak, even though everybody feels cooped up and restricted and all the bad stuff that goes with those sides of the behavior.

We’ve also seen that people have no problem investing their money, I’m talking about their spendable income, into improving the quality of their home world. So, whether it’s storage, organization stuff, cleaning stuff, kitchen stuff, and this has been very, very good for us. As the consumers, households get penetrated, that rabbit effect that we often talk about on OXO gets multiplied, so to speak, just because the products are penetrating into new households and they start filling the drawers. And remember, plenty of people moved during the pandemic because they were getting out of some of the cities, and those were bigger houses. So, we see those kind of trends.

We also see people super attentive to their health. So, in – just everyone’s radar is up a couple of clicks versus pre-pandemic. So, when you hear words like fever, air quality, change your filters these kind of things, it always triggers people, but now more than ever, and that obviously affects our Health & Home business. And then, consumers, yeah, I’ve never met a woman who doesn’t want to look good, and that has not changed despite people being more at home in the pandemic, and that reflects on our Beauty business, regardless of salon closures, et cetera. So, it makes a big deal.

And then, lastly, I would say, on the impact that it has for the future, we have a product development in place to keep going in that area. So, for example, the On-the-Go line from OXO rolled out just at the right time because people want to take that safety of home or that comfort of home that I’m describing with them, even if it’s back to the office or hybrid or whatever their model is, back-to-school, etcetera. It helps Hydro Flask, too, and all of that.

And, in the case of the channels, we just see a bit more balancing between online and brick-and-mortar, and we called that out in our press release and as well as in my prepared remarks today in order for people to understand that there’s a balance there. Online is still huge for us. It’s 23% of the entire company, and that’s like a $0.5 billion worth of sales. On the one hand, on the other hand, brick-and-mortar is not dead. Five years ago, everybody was talking about will brick-and-mortar make it? Brick-and-mortar is doing screamingly well, and that channel rebalancing is occurring.

The last point on channels is direct-to-consumer. Direct-to-consumer is taking off, it’s a major trend. You’ve seen us invest in it. Frankly, we’ve been a little slow. And that said, we’re coming up fast in our ability to customize, in our ability to fulfill, and the state-of-the-art stuff that we’re investing in, that new

Housewares warehouse, the one that we are putting all of the money into, is going to have the best of the best. And that will help us a lot on that direct-to-consumer channel and the customization.

<Q - Bob J. Labick - CJS Securities, Inc.>: Okay. Super. Thank you so much.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: You bet, Bob. Great questions.

Operator: Thank you. Our next question has come from the line of Rupesh Parikh with Oppenheimer. Please proceed with your questions.

<Q - Rupesh Parikh - Oppenheimer & Co., Inc.>: Good morning. Thanks for taking my question. Also congrats on a really nice quarter.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Thanks. Hi, Rupesh.

<Q - Rupesh Parikh - Oppenheimer & Co., Inc.>: So I guess my first question is, you know, as you look at your sales base exiting this year, do you believe it’s now very reflection of underlying demand or do you think there could still be some normalization in certain categories as we go into next year?

<A - Julien R. Mininberg - Helen of Troy Ltd.>: There’s a – it’s an up-and-down answer, I would say, Rupesh. And the reason I say is because as good as we are on having more inventory, there’s still some demand left on the table that’s out there because it’s hard to have all the right things and all the right places all the time in such a surging environment and with the supply chain interruptions. So there’s, believe it or not, even still some unsatisfied demand in the marketplace. So, said it another way we could be selling even just a little bit more than the growth we just put down.

And then in terms of the go-forward, there’s some rebalancing going on like the thermometers ups and downs that we were talking about. And there’s a reality right now, which is the cough, cold and flu season while it’s amazingly better than last year because it was so poor last year, now probably will be below the pre-COVID average. And then lastly, there’s some EPA rebalancing going on. And what I mean by that is this year was rough because of all the ups and downs of that. And now as we shift back into that suction for our products we see benefit, and into next year that will be a good guide. So, a lot of ups and downs.

Perhaps the best way to think about it, just to step back from all the chatter and just look at the big picture, and the big picture is that we believe we’re going to grow in fiscal 2023 our revenues on top of the base that we just gave outlook for today in line with the multiyear averages of our Phase II goals. So it lets you just sort of cut through it all and say, is this company going to grow next year. It is our expectation.

<Q - Rupesh Parikh - Oppenheimer & Co., Inc.>: Okay. Great. That’s very helpful color. And then, just – I guess just one follow-up question. For the guidance this year in Health & Home, there was a reduction or a slight modification on the Health & Home side. I think you guys narrowed it to the lower end of the range. And that’s even with the EPA as you’re having a smaller impact. So, maybe just some more color there in terms of what changed on the Health & Home side and the guidance range.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. Two things; one, you’ve already called out. If the lower half of what was a two-point range, so it’s true that we said it was 18% to 20% decline in the Q2 release when we gave that outlook and here in the Q3 release with our improved outlook, we’re saying it’s 19% to 20% decline. So, that’s a two-point range, and we pick the lower half. And you might think, wow, with the EPA thing getting better, why did you pick the lower half? And the reason is because the cough, cold, and flu season when we projected in Q2 was expected to be in line with historical averages, it’s now likely to be below historical averages but again importantly, way better than year ago.

So, if you’re comparing versus a year ago, you’ll see a tremendous gain. But if you’re comparing on a forecast basis when we only saw historical averages in the front of us, it’s a small decline. You say, wow, that’s going to be a big deal. And the answer is no. It’s exactly within the range that we projected before. It’s just in the lower half of that range by a single percentage point.

<Q - Rupesh Parikh - Oppenheimer & Co., Inc.>: Okay. Great. I’m going to sneak in one quick one, just on the cost pressure as well. Your cost pressure headwind actually went down versus last quarter, but then it sounds like next year you guys are expecting even higher cost pressures. So, just curious if there’s anything to call out in terms of the reduction in terms of what you’re expecting this year.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. Let me make sure I understand it. You’re saying that the cost pressure...

<A - Matt Osberg - Helen of Troy Ltd.>: I can take this one, Julien. I can take this one.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. Go ahead, Matt.

<A - Matt Osberg - Helen of Troy Ltd.>: Yeah. No, Rupesh, you’re right. And it’s really just kind of it moved around a little bit. We thought we moved the range down about $5 million. And just as we kind of look at their inventory and the cost and how it’s going to play out, I mean, some of those things do reflect inflationary costs and some wages and labor and things like that. So, just a little bit of a wiggle, I would say, nothing big in terms of our outlook for this year. And then I think you read the right message into fiscal 2023 in terms of kind of our overall general expectations where we see costs trending for next year.

<Q - Rupesh Parikh - Oppenheimer & Co., Inc.>: Okay. Great. Thank you for all the color.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: No problem. And one quick follow-up, Rupesh, on the cold and flu stuff. I want to assure everyone on the call has the right impression that the incidence is growing. It’s growing considerably. In fact, we’ve just seen most recent data as of this week and our sell-through is looking quite good. Our reorders are looking good. So, I don’t know if it’s Omicron purchases. People need a humidifier or a thermometer, something like this, but we like what we’re seeing in the trade. But the only difference versus what we had in the Q2 was the difference between average and a below average total outcome.

<Q - Rupesh Parikh - Oppenheimer & Co., Inc.>: Great. Thank you.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: You bet.

Operator: Thank you. Our next question comes from the line of Linda Bolton Weiser with D.A. Davidson. Please proceed with your questions.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. Hey, Linda.

<Q - Linda Bolton Weiser - D. A. Davidson & Co.>: Hello. Hi. How are you doing?

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Good. Hi. Nice to talk to you.

<Q - Linda Bolton Weiser - D. A. Davidson & Co.>: Yeah. Same here. So, I think when you were talking about the EPA impact on Health & Home, you said you expect to recover a portion of those sales in FY 2023. I guess I’m questioning, why just portion? Why wouldn’t you be able to kind of recover like all of the sales? And going along with that, could you actually quantify for us the EPA impact on Health & Home sales in the second quarter and in the third quarter? Thank you.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. Let me take the first one and I’ll pick the – Matt would be best for the second one. In the case of the portion versus all, there’s kind of an academic thought on this and a real world thought on this, and that we’ve spoken about it in prior quarters, too.

In the academic world, you definitely would get A on any test of saying, okay, if it was impacted in one year and you’ve gotten the clearance from the EPA to do the rework and you’ve largely done the rework and you’ve kept the customers, then don’t you get it all back just a year later? That’s the academic answer. The real world answer is that there’s all kinds of shuffling going on. Think of trade inventories that have moved around a lot. So, there’s a lot of replenishment going on right now. Think of consumer demand that wiggles, shelves that have been set and reset, and now reset again as we’ve played into the mix with what we’ve been able to ship versus what we had to rework, and then think also of consumer loyalty, filter repurchases, competitive moves, et cetera. So, in the real world, it’s not so black and white. We think we’ll get the vast majority of it back, that’s the good news, but there should be a year-over-year gap, and we’ll just work on closing it.

And in the case of spending, we obviously reduced our spending during the period when we were not shipping and, in some cases, not on the shelf and competitors did not. And so, we have to spend to earn back our market share just like we did on PUR, and we’ve largely accomplished that on PUR. So, this now has to happen on air purifiers.

And on the subject of the competitors, just an update because the people always ask, which is, you know, wouldn’t others be affected by this in the future? We have seen evidence in the marketplace that other companies I wouldn’t name any particular ones, are experiencing some inquiries from the EPA and going through their version of the same story. So that creates opportunity in the future should they have to run the gauntlet as well.

<A - Matt Osberg - Helen of Troy Ltd.>: And, Linda, just to follow up on your second point in terms of the impact, you saw us kind of improve our overall impact for the year. And while we haven’t given out in the quarter the specific impacts by quarter, I think the best way to think about it is we said there’s really not going to be a material impact of the EPA in Q4, and it wasn’t really a Q1 issue just in terms of the timing of when the issue arose. So it’s mainly a Q2-Q3 issue.

And if you remember, in Q2, we had shipping restrictions on air and water. By the end of Q2, we largely resolved water. So Q3 was mostly an air impact. So I kind of take the $60 million and kind of roughly spread it between Q2 and Q3 knowing where we had more shipping restrictions and lesser shipping restrictions, and that’s about the amount of guidance we’ve given on it during the year. So, hope that helps.

<Q - Linda Bolton Weiser - D. A. Davidson & Co.>: Okay. Thank you. And then can I just slip in. I guess on the gross margin, you know, there’s a lot of moving pieces because you’re – you have mitigation effects and then you have price increases going on. If you had to just qualitatively try to explain where you think the gross margin might bottom out on a sequential basis, do you think it’s in the fourth quarter or do you think that happens more in the first half of FY 2023?

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Say, Matt.

<A - Matt Osberg - Helen of Troy Ltd.>: Yeah. I can take a shot, Julien. It’s a good question, Linda. And unfortunately, it’s probably one of those things that I’m not going to give you a super specific answer because it depends on future trends of what’s happening with freight and inflationary costs. What I can say is, in Q3, we got a lot of price increases in place, not all of the ones. And so, we’ll continue to benefit from those more in Q4 than in Q3 sequentially. And then as we look into next year, as we look at ways to continue to mitigate higher cost environments, price increases is still in our playbook and something that we’d be looking at again. So, hopefully, if we’re able to continue to improve our price increases sequentially from Q3 to Q4 and the impacts of that will be more favorable, and then into next year, if we’re looking at more price increases that would help us, I think that’s the benefit side. The tough side for us to have a crystal ball on is next year’s cost profile and what’s happening as the year progresses with inflationary rates. So, I think improvement sequentially as you look at this year and next year we’ll probably have more thoughts on that as we get through our budget process.

<Q - Linda Bolton Weiser - D. A. Davidson & Co.>: Okay. Well, thank you very much. I appreciate it.

<A - Matt Osberg - Helen of Troy Ltd.>: Thanks.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Thanks, Linda. Happy New Year.

Operator: Thank you. Our next question comes from the line of Steve Marotta with C.L. King. Please proceed with your questions.

<Q - Steven L. Marotta - C.L. King & Associates, Inc.>: Good morning, Julien.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. Hi, Steve.

<Q - Steven L. Marotta - C.L. King & Associates, Inc.>: Hey. Good morning, Julien.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah.

<Q - Steven L. Marotta - C.L. King & Associates, Inc.>: Good morning, Matt. Good morning, Jack. Thank you for taking my question. Most have been asked and answered. I’ll only limit just to one. Julien, maybe you can comment a little bit on current logistic challenges and where that stands at this moment in time, and where you see that and the improvement in the next calendar year if that’s you can quantitatively measure it with either weeks behind or none at all. Any sort of specificity there would be helpful. Thanks.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: I’m not sure I understand it, Steve. Just give me one more shot at the question itself?

<Q - Steven L. Marotta - C.L. King & Associates, Inc.>: Sure. Just the supply chain issues that you’re experiencing right now and how many containers do you have off the port? I mean, obviously, you’re not going to give that number specifically.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah.

<Q - Steven L. Marotta - C.L. King & Associates, Inc.>: But if you could talk a little bit about where it stands now and how you see improvement over the next three to [indiscernible] (00:59:36).

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. Now I get it. Yeah, thanks. Thanks for the clarification. Yeah, I think that the short answer is we’re not immune, but we’re better positioned than others. So we’re subjected to all the same factors. But the reason we’re better positioned is because we have more inventory and because we have been able to renegotiate those sea freight contracts. So the impact to us both in time and cost and out of stock and all of that is mitigated, and it’s been successful for us. You heard us make a lot of comments about it.

In terms of the flow of products, it’s fairly reasonable right now. We’re able to bring in what we need. We have enough of the right stuff almost everywhere. There’s a few exceptions to that always and that’s true now, too. And then the – in terms of the ability to handle it all, it’s a lot to do that in our warehouse. It’s one of the reasons that we’re building another warehouse and we’ll do some pretty significant shuffling over the next couple of years to optimize the entire footprint to the point where we’ll be unrecognizably better by the end of Phase II on this and able to handle not just what we have, but also new stuff as we buy it, like Osprey and integrate it.

And in the case of the growth, I mean, we’re talking like this company is more than 40% bigger than it was four years ago, and that’s before Osprey and before the growth that we said on today’s call that we expect to put down in fiscal 2023. So, we’re in better shape.

And in the case of the specifics like right now, to your question, reasonable is the short answer. And if you look forward for next year, we’ve – as we said in our prepared remarks, we have pre-negotiated new sea freight container contracts and we’ll carry a bit more inventory next year to try to run that same playbook, again, because there’s more of this to come. And so, that’s where we are. So, unless it gets a lot worse, we’re going to be okay, but it isn’t easy out there and that playbook works.

<Q - Steven L. Marotta - C.L. King & Associates, Inc.>: Julien, that’s helpful. You know, I do have one more question. Given the massive uptick in air filters and water filters and thermometers last year, and the consumables that are associated with those product lines, are you where you want to be – the higher margin consumables, of course – are you where you expected to be at this point in time with those consumables on units that have already been purchased? Are you a little ahead? Are you a little behind? Maybe you can comment where you are, again, currently on those consumables? Thanks.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. It’s about right, I think, is the answer, so in line. I don’t have a lot of specific data on it, but I can say that, in general, it’s about right. And what’s driving it is a lot of different factors. Start with wildfires, there was a lot of that last year, and what was available in the marketplace when we were in the darker part of the EPA period was sold through. We’re glad that consumers were able to get ahold of those filters because they needed them, and we worked very hard to get those into the marketplace as quickly as we could rework them. And so, they were gobbled up.

I even got personal appeals from consumers on e-mails like please, please, please, I need, I need, I need. And we did stuff like scrounging our own closets to find them. So, we found ways, but only once they were reworked we put them into the marketplace.

And in the case of the next big driver, it’s the cold and flu season, that’s a big deal. We’re in the kind of an indoor time. There was the allergies, the fall allergies that just passed. And then while we don’t make any specific COVID claims, everybody is trying to improve the quality of their indoor air. So, these are the drivers and I’d say we’re in line and it’s good. We like the loyalty. We like serving people. And we like making sure they buy our filters because they’re the best ones for our products and the ones we recommend.

<Q - Steven L. Marotta - C.L. King & Associates, Inc.>: Super helpful. Thanks. I’ll take the balance offline. Thank you again.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: You bet. Thank you.

Operator: Thank you. Our next question comes from the line of Anthony Lebiedzinski. Please proceed with your questions.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. Hey, Anthony.

<Q - Anthony C. Lebiedzinski - Sidoti & Co. LLC>: Yes.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Happy New Year to you.

<Q - Anthony C. Lebiedzinski - Sidoti & Co. LLC>: Yes. Hi. Good morning and Happy New Year to all as well. So, I know this may be a difficult maybe question to answer, but as far as the Omicron variant, it started really at the tail end of your third fiscal quarter. Now that we’re a few weeks into it, just what is your sense as to how that’s impacted your business? Has that impacted anything meaningfully, or what is your expectation is for that?

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. It’s always tough to read because it’s hard to tease things apart. So, it’s not so much about it in a short period of time. It’s more just mixed with a lot of other stuff. So, the short answer on this one is COVID really sucks. Every time you get your head above water, you find some other reason to be afraid. So, nobody likes any of this.

In the case of what it’s doing to the business, there’s a couple of things happening that we’re – it’s hard to quantify any of it. The sales that we just saw in December were very strong. Matt mentioned them in his prepared remarks. I can’t say that they’re directly linked to Omicron. I can just say that if anyone on the call is worried about the pull forward for the holiday supply chain stuff into Q3, they should not be. And the reason is, A, sales were strong in December; B, we like our prospects for January and February; and C, we just raised our guidance and flowed it all through or, said another way, held our Q4 outlook despite the Q3 beat and despite the pull forward into Q3. So, if that’s not confidence in an Omicron environment, I don’t know what is.

And then in terms of Omicron itself on consumer behavior, it’s hard to know. People are back home a little more. There’s fewer kids in school and all that stuff on the one hand. On the other hand, people are now two years into this and they know how to navigate a little bit better. All that nesting and home stickiness stuff will just be more. So that’s, I guess, good for us.

And in the cold and flu world, I can’t really say what it’s going to do. Maybe people have trouble distinguishing between the Omicron symptoms, which feel like that, and the normal cold and flu stuff so that we might get some conflation in the data. Either way, we’ll keep providing the health-related products that people want. And as I said before to Rupesh’s question, we’re just seeing good sell-through of things like humidifiers right now, even with the cold and flu season picking up. I can’t tell you if it’s Omicron or the others that are driving it. I just think people want to be safe.

<Q - Anthony C. Lebiedzinski - Sidoti & Co. LLC>: Got it. Understood. And as far as the – just as a follow-up about the pull forward, was that in the – in each segment, or was there any one segment that you saw more than others as far as that pull forward of buying by retailers in the quarter?

<A - Julien R. Mininberg - Helen of Troy Ltd.>: What would you say, Matt...

<A - Matt Osberg - Helen of Troy Ltd.>: Yeah, Anthony.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: ...about that?

<A - Matt Osberg - Helen of Troy Ltd.>: Yeah, Anthony. We saw it mostly in Beauty and in Housewares. And, I would say, it’s kind of two-thirds Housewares, one-third Beauty kind of a thing.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Probably more gifting is involved, especially if you think of all of those hot hair tools that people want. And there’s all of the home-type of products that often end up under that Christmas tree. So, that’s probably what’s driving it. And the retailers themselves, I think that they surprised themselves broadly that they did a good job of handling that issue and then spread out the purchases, you know, between Black Friday and Christmas. So, it was more of a month of it rather than two weeks of it. And so, we were able to supply it a little bit better.

And on the DTC side, as I mentioned in the prepared remarks, we just saw a really good business. And then, all of those investments that we’ve been talking about our flywheel for the last two or three years, keep paying off now as we are pressure-tested by big surges like that, and our websites and warehouses are able to handle it. It’s good news. So, I wouldn’t worry. I wouldn’t worry about the pull-forward.

<Q - Anthony C. Lebiedzinski - Sidoti & Co. LLC>: Got you. And then, the last question, if I can just kind of sneak that in. So, obviously, on the cost side of the business, there’s a lot of puts and takes with the inflationary cost pressures, and you’ve quantified that. But in terms of the cost reduction initiatives when you look at the different buckets of the cost reductions, I mean, which ones are kind of the most sustainable you think kind of going forward as we look forward to fiscal 2023?

<A - Matt Osberg - Helen of Troy Ltd.>: Yeah.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah, I love this question, and I’m glad it comes in, you know, the broad call here so that we can put it right in the public record. Attacking our costs has been strategic for us in the transformation for years and years. What’s happened is we’ve pulled massive amounts of cost out by going to global shared services, by investing in all of these capabilities. And then, right now, in each of the three business units, there’s large, like eight-digit large cost savings projects over multiple years yet to come, so think of the back half of Phase II and each business unit having big projects to take advantage of the opportunities that we’ve identified. Not all of it comes right away, and some of those benefits will just get sliced away as offsets to the rising inflation that we have to confront along with everybody else. But there’s big savings ahead to get there.

And in terms of drivers, automation is a big one. Finding further optimization within our supply chain is another big one. And then the labor costs, because they’ve risen, have made payouts of projects around DC or warehouse type of automation much more attractive than they would have been at much lower wages like only a few years ago. And so, all of these create new opportunities for the future. Some of that does require some CapEx, as Matt pointed out, but it’s worth it. It pays out and it delivers for us over a long period of time.

So, we’re pretty excited about the cost savings opportunities, but please don’t get the idea that it means we magically gain ground. It just helps us further offset and then we can put down some gains. In fact, this year’s may be a good testimony to it. Matt mentioned in his remarks that we would put down roughly 50 bps of margin expansion this fiscal year in the outlook we just provided. If you look at the 20 bps to 30 bps per year targets that we put out for Phase II, that’s two years’ worth of gain in a single year, and not just any year, in the heavy year where there was so much inflation and so much supply chain disruption.

Doesn’t mean you get that in fiscal 2023 and fiscal 2024. It just means, at least in our view, that there should be some confidence that these savings projects have the ability to deliver. And if we can grow our revenues on top of that and get operating leverage, which we specifically said earlier in the call is our intention to grow revenues in fiscal 2023 at the average annual rate of the Phase II goals, we’ll, of course, try to do better. And then for fiscal 2024, while it’s hard to project that far out, it’s our intention to do it again. So, there’s some operating leverage, and all that is before acquisition, which creates more operating leverage and synergy opportunities with new cost savings projects. So that’s the flywheel effect, and we see it very much intact.

<Q - Anthony C. Lebiedzinski - Sidoti & Co. LLC>: Got it. Okay. Well, thank you, and best of luck going forward.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. Thanks. Thanks, Anthony.

Operator: Thank you. There are no further questions at this time. I would like to turn the call back over to management for any closing comments.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. Thanks, operator, and thank you, everyone, for joining us today and for your continued interest in Helen of Troy. We look forward to speaking with many of you later this week and next week at the Virtual ICR Conference, as well as virtually in the coming weeks during another conference that’s scheduled and several NDRs that have been planned. So, glad to be out of the closed quiet period and able to speak with you and we’re looking forward to it. Thanks very much and have a very nice day.

Operator: This does conclude today’s teleconference. We appreciate your participation. You may disconnect your lines at this time. Have a great day.